Exhibit 10.4

EXECUTION VERSION

MINE SAFETY APPLIANCES COMPANY

$100,000,000

4.00% Series A Senior Notes due October 13, 2021

$50,000,000

Private Shelf Facility

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

Dated October 13, 2010

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INFORMATION SCHEDULE – AUTHORIZED OFFICERS

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

EXHIBIT 1-A	—	FORM OF 4.00% SERIES A SENIOR NOTE DUE 2021

EXHIBIT 1-B	—	FORM OF SHELF NOTE

EXHIBIT 2	—	FORM OF REQUEST FOR PURCHASE

EXHIBIT 3	—	FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT 4.4(a)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE OBLIGORS

EXHIBIT 4.4(b)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

EXHIBIT 9.10	—	FORM OF NOTE GUARANTEE

EXHIBIT 10.1(d)	—	FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

SCHEDULE 5.1	—	QUALIFICATIONS TO DO BUSINESS

SCHEDULE 5.2	—	SUBSIDIARIES

SCHEDULE 5.5	—	LITIGATION

SCHEDULE 5.12	—	ERISA COMPLIANCE

SCHEDULE 5.13	—	ENVIRONMENTAL DISCLOSURES

SCHEDULE 5.20(a)	—	OTHER AGREEMENTS RELATING TO GM ACQUISITION

SCHEDULE 5.20(b)	—	EXCEPTIONS TO GM ACQUISITION REPRESENTATIONS

SCHEDULE 10.1	—	EXISTING INDEBTEDNESS

SCHEDULE 10.2	—	EXISTING LIENS

SCHEDULE 10.3	—	EXISTING GUARANTIES

SCHEDULE 10.4	—	PERMITTED INVESTMENTS

SCHEDULE 10.8	—	EXCLUDED SUBSIDIARIES

Mine Safety Appliances Company

121 Gamma Drive

Pittsburgh, PA 153238

$100,000,000 4.00% Series A Senior Notes due 2021

$50,000,000 Private Shelf Facility

OCTOBER 13, 2010

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO (each a “Series A Purchaser”)

TO PRUDENTIAL INVESTMENT MANAGEMENT, INC. (“Prudential”)

TO EACH OTHER PRUDENTIAL AFFILIATE WHICH BECOMES

BOUND BY THIS AGREEMENT AS HEREINAFTER

PROVIDED (together with the series a purchasers, each,

a “Purchaser” and collectively, the “Purchasers”)

Ladies and Gentlemen:

Mine Safety Appliances Company, a Pennsylvania corporation (the “Company”), agrees with Prudential and each of the Purchasers as follows:

1.	AUTHORIZATION OF NOTES.

1.1. Authorization of Issue of Series A Notes. The Company has authorized the issue and sale of $100,000,000 aggregate principal amount of its 4.00% Series A Senior Notes due October 13, 2021 (the “Series A Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 14). The Series A Notes shall be substantially in the form set out in Exhibit 1-A. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2. Authorization of Issue of Shelf Notes. The Company has authorized the issue of its additional senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 14) in the aggregate principal amount of $50,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 12 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.2(e), to be substantially in the form of Exhibit 1-B attached hereto. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment dates and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.	SALE AND PURCHASE OF NOTES.

2.1. Sale and Purchase of Series A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series A Purchaser and each such Purchaser will purchase from the Company, at the Series A Closing provided for in Section 3.1, Series A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

2.2. Sale and Purchase of Shelf Notes.

(a) Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 1.2, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b) Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a New York Business Day, the New York Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a New York Business Day, the New York

Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c) Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities and principal prepayment dates and amounts of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes and certify that such proceeds shall not be used for the purpose of financing a Hostile Tender Offer, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2 attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.

(d) Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(c), Prudential may, but shall be under no obligation to, provide to the Company by telephone between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for principal amounts, maturities and principal prepayment schedules of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

(e) Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to Section 2.2(f), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase (each such Shelf Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”). The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on any such expired Quotation. Subject to Section 2.2(f) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(f) Market Disruption. Notwithstanding the provisions of Section 2.2(e), any Quotation provided pursuant to Section 2.2(d) shall expire if, prior to the time an Acceptance with respect to such Quotation shall have been notified to Prudential in accordance with Section 2.2(e), in the case of any Shelf Notes, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives. No purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(f) are applicable with respect to such Acceptance.

(g) Fees.

(i) Reserved.

(ii) Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than the Series A Closing Day and any other Closing Day occurring within 90 days of the date of this Agreement) in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

(iii) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale, an amount (herein called the “Delayed Delivery Fee”) equal to the product of (1) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.3.

(iv) Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(e) or the penultimate sentence of Section 3.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to the product of (1) the principal amount of such Accepted Note and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported by Tradeweb LLC, or if such information ceases to be available through Tradeweb LLC, any publicly available source of such market data selected by Prudential, and rounded to the second decimal place.

3.	CLOSING.

3.1. Series A Closing. The sale and purchase of the Series A Notes to be purchased by each Series A Purchaser shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022-4689, at 10:00 A.M., New York time, at a closing (the “Series A Closing”) on October 13, 2010 or on such other Business Day thereafter on or prior to October 15, 2010 as may be agreed upon by the Company and the Series A Purchasers (the day of the Series A Closing hereinafter referred to as the “Series A Closing Day”). At the Series A Closing the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Series A Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Series A Closing and registered in such Series A Purchaser’s name (or in the name of its nominee), against delivery by such Series A Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 000-000-0529 at PNC Bank, National Association, PNC Firstside Center, 500 First Avenue, Pittsburgh, PA 15219, ABA number 043000096, Account Name: Mine Safety Appliances Company. If at the

Series A Closing the Company shall fail to tender such Series A Notes to any Series A Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Series A Purchaser’s satisfaction, such Series A Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment. The Series A Closing and each Shelf Closing are hereafter sometimes each referred to as a “Closing”.

3.2. Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 1114 Avenue of the Americas, 30th Floor, New York, NY 10036, Attention: Law Department, or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.

3.3. Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.2, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (a) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(g)(iii) or (b) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

4.1. Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated).

4.2. Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.7) no Default or Event of Default shall have occurred and be continuing. With respect to the Series A Closing only, neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2009 (other than the GM Acquisition) that would have been prohibited by Sections 10.5, 10.6 or 10.7 had such Sections applied since such date.

4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.12 have been fulfilled and that there has been no event or condition that has resulted in or could reasonably be expected to have a Material Adverse Effect since December 31, 2009.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of the Secretary or an Assistant Secretary of each Obligor, dated the date of such Closing, (i) certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Financing Documents to which such Obligor is a party, (ii) attaching certified copies of the articles or certificate of incorporation (or similar charter document) and by-laws, operating agreement or partnership agreement, as applicable, of such Obligor, (iii) certifying as to specimen signatures of the persons authorized to execute the Financing Documents on behalf of such Obligor, and (iv) attaching a good standing or similar certificate, dated not more than sixty (60) days prior to the date of such Closing, from the appropriate Governmental Authority (A) with respect to each Obligor, of each such Obligor’s jurisdiction of organization and such other states as such Purchaser may reasonably request, and (B) with respect to the Company, of North Carolina, Vermont, Kentucky, Colorado and California.

4.4. Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Reed Smith LLP, counsel for the Company, as to the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5. Financial Projections.

Such Purchaser shall have received financial projections of the Company and its Subsidiaries for fiscal year 2010 through fiscal year 2015, in form and substance acceptable to such Purchaser.

4.6. Lien Search.

Such Purchaser shall have received a Lien search in acceptable scope and with results to the satisfaction of such Purchaser and, if applicable, evidence that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable).

4.7. GM Acquisition.

With respect to the Series A Closing only, such Purchaser shall have received:

(a) final executed copies of all agreements, documents and instruments with respect to the GM Acquisition, as in effect on the Series A Closing Day, all of which shall be satisfactory in form and substance to such Purchaser and the transactions contemplated by such documentation shall be consummated simultaneously with the issuance of the Series A Notes;

(b) evidence, in form and substance satisfactory to such Purchaser, that any and all material consents necessary to permit the effectuation of the transactions contemplated hereby and the GM Acquisition have been obtained or waived; and

(c) evidence that after giving effect to the GM Acquisition, each of: (i) the Company’s pro forma Consolidated EBITDA for the period equal to the twelve (12) consecutive calendar months ended June 30, 2010 shall not be less than One Hundred Thirty Million and 00/100 Dollars ($130,000,000.00); and (ii) the ratio of (A) Company’s pro forma Consolidated Funded Indebtedness on the Series A Closing Day to (B) Company’s pro forma Consolidated EBITDA for the period equal to the twelve (12) consecutive calendar months ended June 30, 2010, shall not be greater than 3.0 to 1.0.

4.8. Purchase Permitted By Applicable Law, Etc.

On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not

subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.9. Sale of Other Notes.

Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in Schedule A (in the case of the Series A Notes) or the applicable Confirmation of Acceptance (in the case of Shelf Notes).

4.10. Payment of Fees.

(a) Without limiting the provisions of Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to Section 2.2(g)(ii) and any Delayed Delivery Fee due pursuant to Section 2.2(g)(iii).

(b) Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

4.11. Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.

4.12. Changes in Corporate Structure.

Following the date of the most recent financial statements referred to in Section 5.6, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, and prior to the Series A Closing, the Company shall not have been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, other than the GM Acquisition.

4.13. Funding Instructions.

With respect to the Series A Closing only, at least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3.1 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

4.14. Payoff of Existing Credit Agreement.

With respect to the Series A Closing only, the Company shall have delivered evidence reasonably satisfactory to such Purchaser that all commitments to lend under the Existing Credit Agreement have been terminated, all amounts outstanding thereunder and under all other documents, instruments and agreements executed in connection therewith have been paid in full and all Liens related thereto have been fully released (if applicable).

4.15. Delivery of Bank Credit Agreement.

The Company shall have delivered to such Purchaser a copy of the Bank Credit Agreement and all documents, instruments and agreements executed in connection therewith, including all amendments or other modifications to each of the foregoing, accompanied by an Officer’s Certificate certifying that such copies are true, correct and complete copies thereof. The Bank Credit Agreement shall be in form and substance acceptable to Prudential.

4.16. Note Guarantee; Intercompany Subordination Agreement.

Each Guarantor shall have executed and delivered to such Purchaser a Note Guarantee in favor of the holders from time to time of the Notes and such Note Guarantee shall be in full force and effect. The Company and each Guarantor shall have executed and delivered to such Purchaser the Intercompany Subordination Agreement and such Intercompany Subordination Agreement shall be in full force and effect.

4.17. Contingent Obligations.

Such Purchaser shall have received evidence of the amount and nature of all contingent liabilities of the Company, including tax, ERISA, employee retirement benefit and other contingent liabilities as more fully set forth on Schedule 5.12.

4.18. Insurance.

Such Purchaser shall have received evidence that adequate insurance required to be maintained under this Agreement is in full force and effect with additional insured special endorsements attached thereto, in form and substance satisfactory to such Purchaser and its counsel naming each Purchaser as an additional insured.

4.19. Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 5, including the Schedules related thereto, pursuant to a Request for Purchase; provided that no such supplement to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any other Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 11(d). The Company represents and warrants to each Purchaser that:

5.1. Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.

Each Obligor and each Subsidiary of each Obligor (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (c) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, including with respect to each Obligor, each jurisdiction listed on Schedule 5.1, (d) has full power to enter into, execute, deliver and carry out this Agreement and the other Financing Documents to which it is a party, to incur the Indebtedness contemplated by the Financing Documents and to perform its obligations under the Financing Documents to which it is a party and the 2000 Note Purchase Agreement and the 2006 Note Purchase Agreement, as applicable, and to consummate the transactions contemplated by the Bank Credit Agreement, and all such actions have been duly authorized by all necessary proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.13) in all jurisdictions in which any Obligor or Subsidiary of any Obligor is presently or will be doing business except where the failure to do so would not have a Material Adverse Effect, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances, except Permitted Liens. No Default or Event of Default exists or is continuing.

5.2. Subsidiaries and Owners; Investment Companies.

Schedule 5.2 states (a) the name of each of the Company’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary held by the Company and its Subsidiaries (the “Subsidiary Equity Interests”), and (b) the name of each holder of an Equity Interest in each such Subsidiary and the amount, percentage and type of such Equity Interest. The Company and each Subsidiary of the Company has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Obligors or Subsidiaries of any Obligor is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

5.3. Validity and Binding Effect.

This Agreement and each of the other Financing Documents (a) has been duly and validly executed and delivered by each Obligor party thereto, and (b) constitutes, or will constitute, legal, valid and binding obligations of each Obligor which is or will be a party thereto, enforceable against such Obligor in accordance with its terms.

5.4. No Conflict; Material Agreements; Consents.

Neither the execution and delivery of this Agreement or the other Financing Documents by any Obligor nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Obligor or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Obligor or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Obligor or any of its Subsidiaries. There is no default under such material agreement (referred to above) and none of the Obligors or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could have a Material Adverse Effect. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Financing Documents.

5.5. Litigation.

Except as disclosed on Schedule 5.5, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against any Obligor or any Subsidiary of such Obligor at law or in equity before any Governmental Authority which individually or in the aggregate could have a Material Adverse Effect. None of the Obligors or any Subsidiaries of any Obligor is in violation of any order, writ, injunction or any decree of any Governmental Authority which could have a Material Adverse Effect.

5.6. Financial Statements.

(a) Historical Statements. The Company has delivered to the Series A Purchasers copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2009. In addition, the Company has delivered to the Series A Purchasers copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2010 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Company’s management, are correct and complete and fairly represent the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(b) Accuracy of Financial Statements. Neither the Company nor any Subsidiary of the Company has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Company or any Subsidiary of the Company which would have a Material Adverse Effect. Since December 31, 2009, no event of condition has occurred or exists which could have a Material Adverse Effect.

5.7. Use of Proceeds; Margin Stock.

The Company will apply the proceeds of the sale of the Series A Notes to finance, in part, the GM Acquisition and for general corporate purposes and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer. None of the Obligors or any Subsidiaries of any Obligor engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of the Notes will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Obligors or any Subsidiary of any Obligor holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of any Obligor or Subsidiary of any Obligor are or will be represented by margin stock.

5.8. Full Disclosure.

Neither this Agreement nor any other Financing Document, nor any certificate, statement, agreement or other documents furnished to Prudential or the Purchasers in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Obligor or Subsidiary of any Obligor which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to Prudential and the Purchasers prior to or at the date hereof in connection with the transactions contemplated hereby.

5.9. Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Obligor and each Subsidiary of each Obligor have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.10. Patents, Trademarks, Copyrights, Licenses, Etc.

Each Obligor and each Subsidiary of each Obligor owns or possesses all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights (the “Intellectual Property”) necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Obligor or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.11. Insurance.

The properties of each Obligor and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Obligor and Subsidiary in accordance with prudent business practice in the industry of such Obligors and Subsidiaries.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) Except as disclosed in Schedule 5.12, no ERISA Event has occurred or is reasonably expected to occur; (a) no Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of

ERISA with respect to a Multiemployer Plan; and (d) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(c) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(c) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13. Environmental Matters.

Each Obligor and each of its Subsidiaries is and, to the knowledge of the Company, has been in compliance with applicable Environmental Laws except as disclosed on Schedule 5.13; provided that such matters so disclosed could not in the aggregate have a Material Adverse Effect.

5.14. Senior Debt Status.

The payment obligations of each Obligor under this Agreement, the Notes, the Note Guarantees and each of the other Financing Documents to which any Obligor is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Obligor, except Indebtedness of such Obligor to the extent secured by Permitted Liens.

5.15. Solvency.

Before and after giving effect to the issuance and sale of the Notes hereunder, each Obligor is Solvent.

5.16. Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or any other Financing Document.

5.17. Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.18. Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.19. Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.20. GM Acquisition.

(a) All Documents Provided; No Other Agreements. The Company has provided to the Purchasers true, correct and complete copies of the Acquisition Documents. Except as set forth on Schedule 5.20(a) hereto, there is no material agreement or understanding between any of the parties to the Acquisition Documents except as set forth in the Acquisition Documents.

(b) Closing of the Acquisition. The GM Acquisition has been closed, or is closing contemporaneously with the sale of the Series A Notes hereunder, in accordance with the Acquisition Documents. On the date of the Series A Closing, except as described on Schedule 5.20(b) attached hereto, each of the representations and warranties made by the Company and, to the knowledge of the Company, made by the Acquired Companies in the Acquisition Documents is true and correct in all material respects, other than where the failure to be true and correct in all material respects could not reasonably be expected to have a Material Adverse Effect.

(c) Government Consent. All consents, approvals and authorizations of, and filings, registrations and qualifications with, any Governmental Authority on the part of the Company or the Acquired Companies required in the consummation of the

GM Acquisition have been obtained or made and remain in full force and effect, except for any thereof which the Company or the Acquired Companies have failed to obtain if such failure, in the aggregate for all such consents, approvals, authorizations, filings, registrations and qualifications not so obtained or made, would not reasonably be expected to have a Material Adverse Effect.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1. Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part V(h) of the QPAM Exemption, and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1. Financial and Business Information.

The Company shall deliver to Prudential and each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — as soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Company, financial statements of the Company, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by a Senior Financial Officer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year;

(b) Annual Statements — as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, (i) financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Required Holders, which certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Obligor under any of the Financing Documents, and (ii) a letter of such accountants to the holders of the Notes substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Company, performed in connection with the preparation of such consolidated financial statements, and in accordance with GAAP, they are not aware of the existence of any condition or event which constitutes a Default or an Event of Default or, if they are aware of such condition or event, stating the nature thereof;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) any reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Company with the Securities and Exchange Commission which are not posted to the EDGAR website;

(d) Notice of Default or Event of Default — promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(e), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Management Letters — promptly upon their becoming available, any reports including management letters submitted to the Company by independent accountants in connection with any annual, interim or special audit;

(f) Employee Benefit Matters — immediately upon the occurrence thereof, written notice of any ERISA Event;

(g) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h) IFRS Reconciliations — at any time following the Company’s election to use IFRS in preparing the financial statements referred to herein, (i) concurrently with any delivery of financial statements under Sections 7.1(a) or 7.1(b) hereof, deliver a reconciliation between such statements prepared using IFRS and GAAP and (ii) if requested by the Required Holders, provide financial statements under Sections 7.1(a) and/or 7.1(b) hereof, prepared in accordance with both IFRS and GAAP;

(i) Litigation — promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Obligor or Subsidiary of any Obligor which, involve a claim or series of claims which if adversely determined would have a Material Adverse Effect;

(j) Organizational Documents — promptly and in any event within five days of the execution thereof, a copy of any amendment to the organizational documents of any Obligor;

(k) Erroneous Financial Information — immediately upon any such conclusion or determination, written notice of any conclusion by the Company or any determination by or advice from its accountants that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance;

(l) Annual Budget — as soon as available, and in any event on or before March 1st of each fiscal year of the Company, a copy of the Company’s annual budget and any forecasts or projections of the Company for such fiscal year;

(m) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, including information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

7.2. Officer’s Certificate.

Each set of financial statements delivered to Prudential or a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2, Section 10.6 and Section 10.14 through Section 10.16, inclusive, during the quarterly or annual period covered by the statements then being furnished (including (i) with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence, and (ii) any certification required pursuant to Section 10.6 hereof); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) Subsidiary Guarantees — a list of all Additional Subsidiary Guarantors as of the date of such certificate which have or are required pursuant to Section 9.10 of this Agreement to execute a Note Guarantee in respect of the Notes.

7.3. Visitation.

The Company shall, and shall cause each of its Subsidiaries to, permit the representatives of each holder of Notes that is an Institutional Investor, at the expense of the Company, to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of such holders may reasonably request, provided that each holder shall provide the Company with reasonable notice prior to any visit or inspection. In the event any holder desires to conduct an audit of any Obligor, such holder shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by any other holder of Notes.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1. Required Prepayments; Maturity.

(a) Series A Notes. On October 13, 2017 and on each October 13th thereafter to and including October 13, 2020 the Company will prepay $20,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium; provided that upon any partial prepayment of the Series A Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1(a) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment. The entire remaining unpaid principal balance of the Series A Notes shall be due and payable on October 13, 2021.

(b) Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.2, the principal amount of each required prepayment of the Shelf Notes of such Series becoming due under this Section 8.1(b) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Shelf Notes of such Series is reduced as a result of such prepayment.

8.2. Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in a principal amount of $1,000,000 or any integral multiple of $100,000 in excess thereof in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.1 or 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4. Maturity; Surrender, Etc.

In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.7 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.7. Prepayment on a Change in Control.

(a) Promptly upon becoming aware that a Change in Control has occurred, the Company shall give written notice of such fact (the “Company Notice”) to all holders of the Notes. The Company Notice shall (i) describe the facts and circumstances of such Change in Control in reasonable detail, (ii) refer to this Section 8.7 and the rights of the holders hereunder and state that a Change in Control has occurred, (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder, together with interest thereon to the prepayment date selected by the Company with respect to each Note, plus the Make-Whole Amount with respect thereto, which prepayment shall be on a date specified in the Company Notice and which date shall be a Business Day not less than 30 days and not more than 45 days after such Company Notice is given, (iv) request each holder to notify the Company in writing by a stated date (the “Change in Control Response Date”), which date is not less than 30 days after such holder’s receipt of the Company Notice, of its acceptance or rejection of such prepayment offer and (v) be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such Company Notice were the date of the prepayment), setting forth the details of such computation. If a holder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

(b) Two Business Days prior to the prepayment date specified in the Company Notice, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the prepayment date.

(c) On the prepayment date specified in the Company Notice, the entire unpaid principal amount of the Notes held by each holder of Notes who has accepted such prepayment offer (in accordance with paragraph (a) above), together with interest thereon to the prepayment date with respect to each such Note and the Make-Whole Amount with respect thereto shall become due and payable.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

9.1. Preservation of Existence, Etc.

The Company shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, partnership or limited liability company, as the case may be, and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 10.5.

9.2. Payment of Liabilities, Including Taxes, Etc.

The Company shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

9.3. Maintenance of Insurance.

The Company shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by Prudential. The Company shall, and shall cause each of its Subsidiaries to, comply with the covenants of such insurance policies.

9.4. Maintenance of Properties and Leases.

The Company shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Company shall, shall cause its Subsidiaries to, make or cause to be made all appropriate repairs, renewals or replacements thereof.

9.5. Keeping of Records and Books of Account.

The Company shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by the applicable Laws of any Governmental Authority having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

9.6. Compliance with Laws; Use of Proceeds.

The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 9.6 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would have a Material Adverse Effect. The Company shall, and shall cause each of its Subsidiaries to, use the proceeds of the Notes only in accordance with Section 5.7 and as permitted by applicable Law.

9.7. Further Assurances.

The Company shall, from time to time, at its expense, do such other acts and things as each holder of Notes may deem necessary or advisable from time to time in order to exercise and enforce its rights and remedies thereunder.

9.8. Anti-Terrorism Laws.

The Company is not nor shall be (i) a Person with whom any holder of Notes is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Company shall, and shall cause each of its Subsidiaries to, provide to the holders any certifications or information that a holder requests to confirm compliance by the Company and its Subsidiaries with Anti-Terrorism Laws.

9.9. [Reserved.]

9.10. Subsidiary Guarantors.

(a) The Company shall promptly cause each Additional Subsidiary Guarantor to execute and deliver a Note Guarantee substantially in the form of Exhibit 9.10 hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of incorporation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary) or otherwise in form and substance reasonably satisfactory to the Required Holders.

(b) The Company may, from time to time at its discretion and upon written notice from the Company to the holders of Notes, cause any of its Subsidiaries which are not otherwise Guarantors pursuant to Section 9.10(a) to enter into a Note Guarantee substantially in the form of Exhibit 9.10 hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of incorporation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary) or otherwise in form and substance reasonably satisfactory to the Required Holders (an “Optional Subsidiary Guarantee”). A Subsidiary that enters into an Optional Subsidiary Guarantee shall be referred to as an “Optional Subsidiary Guarantor”.

(c) The delivery of a Note Guarantee by any Guarantor shall be accompanied by the following:

(i) an Officer’s Certificate from such Guarantor confirming that (A) the representations and warranties of such Guarantor contained in such Note Guarantee are true and correct, and (B) the guarantee provided under the Note Guarantee would not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded;

(ii) copies of the articles of association or certificate or articles of incorporation, and all other constitutive documents, of such Guarantor, resolutions of the board of directors (and, where applicable, the shareholders) of such Guarantor authorizing its execution and delivery of the Note Guarantee and the transactions contemplated thereby, and specimen signatures of authorized officers of such Guarantor (in each case, certified as correct and complete copies by the secretary or an assistant secretary (or an equivalent officer) of such Guarantor);

(iii) a legal opinion, satisfactory in form, scope and substance to the Required Holders, of independent legal counsel to the effect that, subject to customary qualifications and assumptions, (A) such Guarantor is duly and validly organized and existing under the laws of its jurisdiction of organization and (if applicable in such jurisdiction) is in good standing, (B) such Note Guarantee has been duly authorized, executed and delivered by such Guarantor, (C) such Note Guarantee is enforceable in accordance with its terms, and (D) in the case of a Guarantor organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the obligations of such Guarantor under such Note Guarantee rank at least pari passu with all of such Guarantor’s other unsecured and unsubordinated Indebtedness in an insolvency proceeding of such Guarantor and are not subject to any legal or contractual limitations or restrictions that are not equally applicable to all other indebtedness for borrowed money of such Guarantor;

(iv) a completed and executed joinder to the Intercompany Subordination Agreement in substantially the form attached as Exhibit A thereto; and

(iv) in the case of a Guarantor organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, evidence of the appointment of the Company as such Guarantor’s agent to receive, for it and on its behalf, service of process in the United States of America.

An original executed counterpart of each such Note Guarantee shall be delivered to each holder of Notes promptly after the execution thereof.

10.	NEGATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

10.1. Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement and the Notes;

(b) Existing Indebtedness as set forth on Schedule 10.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 10.1);

(c) Indebtedness under the Bank Credit Agreement, the 2000 Note Purchase Agreement and the 2006 Note Purchase Agreement, as the same may be extended, renewed or refinanced;

(d) Indebtedness of an Obligor to another Obligor which is subordinated pursuant to the Intercompany Subordination Agreement;

(e) Indebtedness of an Obligor to an Excluded Subsidiary which does not exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate for all such Indebtedness to all such Excluded Subsidiaries at any time outstanding;

(f) Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases;

(g) Any (i) Currency Agreement, (ii) Lender Provided Interest Rate Hedge, (iii) Interest Rate Hedge approved by the Required Holders or (iv) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Obligors and their Subsidiaries shall enter into any Currency Agreement, Lender Provided Interest Rate Hedge or any other Interest Rate Hedge only for hedging (rather than speculative) purposes;

(h) Indebtedness of an Excluded Subsidiary to an Excluded Subsidiary; and

(i) Any unsecured Indebtedness not otherwise permitted in items (a) through (h) above which does not exceed Thirty Five Million and 00/100 Dollars ($35,000,000.00) in the aggregate at any time outstanding.

10.2. Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. Notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary to, grant any Liens securing Indebtedness outstanding under or pursuant to the Bank Credit Agreement unless and until the Notes (and any Guaranty delivered in connection therewith) shall be substantially concurrently secured equally and ratably with such Indebtedness pursuant to documentation in form and substance satisfactory to the Required Holders.

10.3. Guaranties.

The Company shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (a) Guaranties of Indebtedness of the Obligors and their respective Subsidiaries permitted hereunder, (b) Guaranties that are in existence on the Series A Closing Day and set forth on Schedule 10.3 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 10.3), and (c) unsecured Guaranties of the Company or any Subsidiary not otherwise permitted by clauses (a) and (b) above, provided that the Indebtedness guaranteed under all such Guaranties at any time outstanding under this clause (c) does not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate.

10.4. Loan and Investments.

The Company shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any bonds, notes, securities or Equity Interests of, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(a) trade credit extended on usual and customary terms in the ordinary course of business;

(b) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(c) Permitted Investments so long as no Default or Event of Default shall exist immediately prior to and after giving effect to any such Permitted Investment;

(d) loans, advances and investments in other Obligors;

(e) Permitted Acquisitions; and

(f) in connection with the Subsidiary Restructuring;

(g) loans, advances and investments by Excluded Subsidiaries in other Excluded Subsidiaries; and

(h) loans, advances and investments not otherwise permitted in clauses (a) through (g) above in Excluded Subsidiaries and Joint Ventures in an amount which shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate at any one time outstanding.

10.5. Liquidations, Mergers, Consolidations, Acquisitions.

The Company shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person; provided that

(a) any Obligor other than the Company may consolidate or merge into another Obligor which is a Wholly-Owned Subsidiary of one or more of the other Obligors;

(b) the Subsidiary Restructuring may be consummated; and

(c) any Obligor or any Subsidiary of an Obligor may acquire, whether by purchase or by merger, (x) all or substantially all of the Equity Interests of another Person or (y) all or substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that, each of the following requirements is met:

(i) if an Obligor is acquiring the Equity Interests in such Person, such Person shall, unless not required by Section 10.8 or Section 9.10 hereof, execute a Note Guarantee and such other documents set forth in Section 9.10 within thirty (30) Business Days after the date of such Permitted Acquisition;

(ii) no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(iii) in the case of a merger or consolidation involving an Obligor, such Obligor shall be the continuing and surviving entity.

10.6. Dispositions of Assets or Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to make any Asset Disposition, except (a) Asset Dispositions where, (i) in the good faith opinion of the board of directors of the Company, such Asset Disposition is in exchange for cash consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interests of the Company; provided, however, that such determination by the board of directors of the Company shall not be required for Asset Dispositions of property with a Fair Market Value of less than Five Million and 00/100 Dollars ($5,000,000.00) so long as the certificate to be delivered pursuant to Section 7.2 with respect to the fiscal period during which such Asset Disposition was made contains a statement to the effect that any such Asset Disposition of property having a Fair Market Value of not less than One Million and 00/100 Dollars ($1,000,000.00) was, in the good faith opinion of an Authorized Officer of the Company, as the case may be, signing such certificate, made in exchange for cash consideration having a Fair Market Value at least equal to that of the property exchanged and was in the best interests of the Company, (ii) immediately after giving effect to such Asset Disposition, no Default or Event of Default would exist, and (iii) the Disposition Value of the property subject to such Asset Disposition, together with the aggregate Disposition Value of all property of the Company and its Subsidiaries that was subject of an Asset Disposition during the then current fiscal year of the Company, would not exceed five percent (5.0%) of Consolidated Total Assets determined as of the end of the then most recently ended fiscal year of the Company; and (b) the Transfer by (i) Newco of that certain real property located at 9776 Whithorn Drive, Houston, Texas 77095, (ii) GMT of two undeveloped parcels in Montgomery County, Texas 77356, identified as 50.61 acres and 7.16 acres (John Comer Survey A-8), (iii) GMT of that certain real property located at 1731 Village Center Circle, Las Vegas, Nevada 89134, (iv) the Company of that certain real property located at 121 Gamma Drive, Pittsburgh, Pennsylvania 15238 and (v) the Company of thirty-five (35) acres of excess land located at Cranberry Woods, Cranberry Township, Pennsylvania 16066.

10.7. Affiliate Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Obligor (including purchasing property or services from or selling property or services to any Affiliate of any Obligor or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arms-length terms and conditions which are fully disclosed to each holder of Notes and is in accordance with all applicable Law.

10.8. Subsidiaries, Partnerships and Joint Ventures.

The Company shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries, other than (a) (i) any Subsidiary which has joined this Agreement as a Guarantor on the Series A Closing Day, (ii) any Excluded Subsidiary as of the Series A Closing Day; and (iii) any Subsidiary formed after the Series A Closing Day which joins this Agreement as a Guarantor pursuant to Section 9.10 hereof or (B) is listed as an Excluded Subsidiary on Schedule 10.8 pursuant to an update to such schedule provided by the Company to each holder of Notes. Except as set forth in Schedule 10.8 and as permitted pursuant to Section 10.4 hereof, the Company shall not, and shall not permit any Subsidiary to, become or agree to become a party to a Joint Venture.

10.9. Continuation of or Change in Business.

The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the development, manufacturing, sales and administration of safety products and related items, substantially as conducted and operated by the Company and its Subsidiaries during the present fiscal year, and the Company shall not permit any material change in such business.

10.10. Fiscal Year.

The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the twelve month period beginning January 1 and ending December 31.

10.11. Issuance of Stock.

The Company shall not permit any of its Subsidiaries to issue any additional Equity Interests.

10.12. Changes in Organizational Documents.

The Company shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in the event such change would be adverse to the holders of Notes as determined by such holders in their sole discretion, without obtaining the prior written consent of the Required Holders; provided that Newco may amend its organizational documents in connection with the Newco Name Change to reflect the same, so long as the Company provides the holders of the Notes with (a) prompt notice of such Newco Name Change, and (b) a copy of the Newco Name Change Certificate filed with the Nevada Secretary of State and all other filings, if any, with respect to such name change. The parties hereto agree, that upon the effective date of the Newco Name Change, any and all references to Newco in this Agreement or any other Financing Document shall automatically be deemed to be references to the name set forth in the Newco Name Change Certificate without any further action on the part of the Obligors, Prudential or the holders of the Notes.

10.13. [Reserved].

10.14. Minimum Fixed Charges Coverage Ratio.

The Company shall not, at any time, permit the Fixed Charges Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be less than 1.50 to 1.00.

10.15. Maximum Consolidated Indebtedness.

The Company shall not, at any time, permit Consolidated Indebtedness to exceed sixty percent (60%) of Consolidated Capitalization.

10.16. Maximum Leverage Ratio.

The Company shall not, at any time, permit the Leverage Ratio to exceed the ratio set forth below for the periods specified below:

Four (4) Consecutive Fiscal Quarters Ending	Ratio

Series A Closing Day through and including September 30, 2011	3.50 to 1.00

October 1, 2011 through and including September 30, 2012	3.25 to 1.00

October 1, 2012 and at all times thereafter	3.00 to 1.00

10.17. Negative Pledges.

The Company covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with any Person which, in any manner, whether directly or contingently, prohibits, restricts or limits the right of any of the Obligors from granting any Liens to the holders of Notes, except Liens permitted pursuant to Section 10.2.

10.18. Amendment, Etc. of Indebtedness.

The Company covenants and agrees that it shall not amend, modify or change in any manner any term or condition of any Indebtedness, including, but not limited to the Bank Credit Agreement, the 2000 Note Purchase Agreement and the 2006 Note Purchase Agreement, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 10.1 or (b) changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the holders of Notes under this Agreement or the Notes and (ii) do not result in covenants more restrictive than those set forth in this Agreement.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal, interest or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 7.3 or Section 10; or

(c) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a) and (b)) or in any other Financing Document and such default is not remedied within 10 Business Days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(c)); or

(d) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any other Financing Document or by or on behalf of any Guarantor or by any officer of any Guarantor in connection with any Note Guarantee proves to have been false or incorrect in any material respect on the date as of which made; or

(e) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(f) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 30 days; or

(h) a final judgment or judgments for the payment of money aggregating in excess of an amount equal to $25,000,000 in the aggregate shall be rendered against one or more of the Obligors and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(i) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(j) (i) any default shall occur under any Note Guarantee or any Note Guarantee shall cease to be in full force and effect for any reason whatsoever (except as otherwise permitted hereunder and under such Note Guarantee), including, without limitation, a determination by any Governmental Authority that such Note Guarantee is invalid, void or unenforceable or (ii) the Company or any Guarantor shall contest or deny in writing the validity or enforceability of any Guarantor’s obligations under its Note Guarantee; or

(k) the Required Holders shall have determined (which determination shall be conclusive) that a Material Adverse Effect has occurred or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, the Notes or any other Financing Document has been impaired; or

(l) this Agreement, any Note or any other Financing Document shall cease to constitute a legal, valid and binding agreement enforceable against the party executing the same or such party’s successors and assigns (as permitted under such documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(m) any of the Obligors’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter.

As used in Section 11(i), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(f) or (g) (other than an Event of Default described in clause (i) of Section 11(f) or described in clause (vi) of Section 11(f) by virtue of the fact that such clause encompasses clause (i) of Section 11(f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A, in the case of a Series A Note, or in the form of Exhibit 1-B, in the case of a Shelf Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3. Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2. Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and all other amounts by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of the Series A Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of a Shelf Note), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000 per Series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1. Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1.1, 2.1, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 1.2 or 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend Section 8, 11(a), 12, 17 or 20.

17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A (in the case of the Series A Notes) or as specified by such Purchaser in its Confirmation of Acceptance (in the case of Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Dennis L. Zeitler, Senior Vice President and Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.2 shall be made by the method specified for such communication in Section 2.2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that, if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3. Accounting Terms and Covenant Calculations.

(a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with the covenants in this Agreement, any election by the Company or any Subsidiary to measure any portion of a non-derivative financial liability at fair value (as permitted by FASB ASC 825-10-25 (formerly known as

FASB Statement No. 159) or any similar accounting standard), other than to reflect any hedging of such non-derivative financial liability (including both interest rate and foreign currency hedges), shall be disregarded and such determination shall be made as if such election had not been made.

(c) As used in this Agreement, accounting terms relating to the Company and its Subsidiaries not defined in Schedule B, and accounting terms partly defined in Schedule B, but only to the extent not so defined, shall have the respective meanings given to them under GAAP; provided, however, that all accounting terms used in Section 10 (and all defined terms used in the definition of any accounting term used in Section 10 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Company’s audited consolidated year-end financial statements for the fiscal year ended December 29, 2009. In the event any change in GAAP after the date hereof would affect the computation of any financial covenants set forth in this Agreement, and either the Company or the Required Holders shall so request, the holders of Notes and the Company shall negotiate in good faith to amend such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time; provided that, until so amended (i) such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Company shall provide to the holders of Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

(d) Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

22.4. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5. Construction, Etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7. Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(c) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

22.9. Publicity.

The Company agrees that Prudential (and its Affiliates) may (a) refer to its (and their) role in originating the purchase of the Series A Notes from the Company and establishing the Facility, as well as the identity of the Company and the aggregate principal amount and issue date of the Series A Notes and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MINE SAFETY APPLIANCES COMPANY

By:
Name:
Title:

This Agreement is hereby accepted and agreed to as of the date thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By
Vice President

[Signature Page to Note Purchase and Private Shelf Agreement]

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:
Vice President

FORETHOUGHT LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:
Vice President

[Signature Page to Note Purchase and Private Shelf Agreement]

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2000 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 29, 2000, made by the Company for the benefit of the Purchasers (as defined therein) party thereto from time to time, pursuant to which the Company issued $40,000,000.00 in aggregate principal amount of its 8.39% Senior Notes due August 29, 2012, as the same may be amended, modified or supplemented from time to time.

“2006 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of December 20, 2006, made by the Company for the benefit of the Purchasers (as defined therein) party thereto from time to time, pursuant to which the Company issued $60,000,000.00 in aggregate principal amount of its 5.41% Senior Notes due December 20, 2021, as the same may be amended, modified or supplemented from time to time.

“Acceptance” is defined in Section 2.2(e).

“Acceptance Day” is defined in Section 2.2(e).

“Acceptance Window” means, with respect to any Quotation, the time period designated by Prudential during which the Company may elect to accept such Quotation. The Acceptance Window with respect to any Quotation is expected to be two minutes, but may be a shorter period if Prudential so elects.

“Accepted Note” is defined in Section 2.2(e).

“Acquired Companies” means, collectively, (a) General Monitors, Inc., a Nevada corporation, (b) GMT, (c) General Monitors Ireland Ltd., a company incorporated under the laws of Ireland and (d) each of their respective Subsidiaries.

“Acquisition Documents” means (a) that certain Asset Purchase Agreement, dated September 7, 2010, by and between Newco and General Monitors, Inc., a Nevada corporation, (b) that certain Equity Purchase Agreement, dated September 7, 2010, by and among the Company, GMT, the GMT Members (as defined therein) and Joseph A. Sperske (as the GMT Members’ Representative), (c) that certain Equity Purchase Agreement, dated September 7, 2010, by and among, Mine Safety Fifty Ireland Limited, a company incorporated under the laws of Ireland, General Monitors Ireland Ltd., a company incorporated under the laws of Ireland, Raybeam Ltd., a company incorporated under the laws of Ireland, the Edwards QSST Trust I, the Edwards QSST Trust II, the Edwards QSST Trust III, Denis Connolly, an individual and Cecil Lenihan, an individual, and (d) each of the escrow agreements executed in connection with the agreements listed in clauses (a) through (c) above.

“Additional Subsidiary Guarantor” means, at any time, each Subsidiary of the Company which (a) guarantees all or any part of the obligations of the Company or any Subsidiary under the Bank Credit Agreement, or (b) is a borrower or other obligor under the Bank Credit Agreement.

Schedule B-1

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.

“Asset Disposition” means any Transfer except (a) any Transfer from a Subsidiary to the Company or from the Company to a Subsidiary, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Default exists and (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that are obsolete.

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” is defined in Section 2.2(a).

Schedule B-2

“Bank Credit Agreement” means that certain Credit Agreement, dated as of October 13, 2010, by and among the Company, each of the guarantors from time to time party thereto, each of the Bank Lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent, as the same may be amended, restated, supplemented, modified, renewed, extended, replaced or refinanced from time to time to the extent permitted by the terms hereof.

“Bank Lender” means each financial institution that is a “Lender” under, and as defined in, the Bank Credit Agreement from time to time.

“Cancellation Date” is defined in Section 2.2(g)(iv).

“Cancellation Fee” is defined in Section 2.2(g)(iv).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Change in Control” means any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (a) acquiring or having acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under such Act) of 50% or more of any outstanding class of Equity Interests having ordinary voting power in the election of the directors of the Company (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Company on the Series A Closing Day) or (b) obtaining or having obtained the power (whether or not exercised) to elect a majority of the Company’s directors.

“Change in Control Response Date” is defined in Section 8.7(a).

“Closing” is defined in Section 3.

“Closing Day” means, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.3, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(g)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Mine Safety Appliances Company, a Pennsylvania corporation.

Schedule B-3

“Company Notice” is defined in Section 8.7(a).

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.2(e).

“Consolidated Capitalization” means, at any time, the sum of (a) Consolidated Indebtedness, plus (b) Consolidated Net Worth, in each case determined at such time.

“Consolidated EBITDA” means, for any period of determination, (a) the sum of Consolidated Net Income, depreciation, amortization, other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made), Interest Charges and income tax expense, plus (b) GM Acquisition related non-recurring transaction costs expensed (in accordance with GAAP) in an amount not to exceed Six Million and 00/100 Dollars ($6,000,000.00), plus (c) restructuring costs incurred through December 31, 2010 in a amount not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00), plus (d) the amount of one time retention bonuses related to the GM Acquisition and paid within three (3) months after the Series A Closing Day not to exceed One Million and 00/100 Dollars ($1,000,000.00), minus (e) non-cash credits or non-cash gains to net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated EBITDA, items related to Joint Ventures shall be excluded, except that cash dividends paid by any Joint Venture to the Company or a wholly-owned Subsidiary of the Company shall be included in Consolidated EBITDA. For purposes of calculating Consolidated EBITDA, (i) with respect to a business acquired by the Obligors pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, (ii) with respect to a business liquidated, sold or disposed of by the Obligors pursuant to Section 10.5 or Section 10.6, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period, and (iii) with respect to the GM Acquisition, Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of the Company ending on each of December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011 shall be calculated based on the assumption that Consolidated EBITDA attributable to the Acquired Companies is an amount equal to (A) $6,180,750.00 for the four (4) consecutive fiscal quarters of the Company ending December 31, 2010, (B) $12,361,500.00 for the four (4) consecutive fiscal quarters of the Company ending March 31, 2011, (C) $18,542,250.00 for the four (4) consecutive fiscal quarters of the Company ending June 30, 2011 and (D) $24,723,000.00 for the four (4) consecutive fiscal quarters of the Company ending September 30, 2011.

“Consolidated Funded Indebtedness” means, for any period of determination, the principal balance of the Notes and all obligations of the Company and its Subsidiaries for borrowed money (including, without limitation, capitalized leases, plus (without duplication) contingent liabilities related to letters of credit and guaranties of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

Schedule B-4

“Consolidated Income Available for Fixed Charges” means for any period of determination, Consolidated Net Income for such period, plus all amounts deducted in the computation thereof on account of (a) Fixed Charges and (b) taxes imposed on or measured by income or excess profits, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means with respect to any period of determination, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” means, at any time, (a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Subsidiaries plus (ii) the amount of paid-in capital and retained earnings of the Company and its Subsidiaries, in each case as determined and consolidated as of such time for the Company and its Subsidiaries in accordance with GAAP, minus (b) to the extent included in clause (a) above, all amounts properly attributable to minority interests, if any, in the stock and surplus of the Company’s Subsidiaries.

“Consolidated Total Assets” means, at any time of determination, the total amount of assets (less properly deductible reserves), which under GAAP appear on a consolidated balance sheet of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, among the Company or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” with respect to any Note, has the meaning given in such Note.

“Delayed Delivery Fee” is defined in Section 2.2(g)(iii).

“Disposition Value” means at any time, with respect to any property, (a) in the case of property that does not constitute Equity Interests, the book value thereof, and (b) in the case of

Schedule B-5

property that constitutes Equity Interests, an amount equal to that percentage of the book value of the assets of the Subsidiary that issued such Equity Interests as is equal to the percentage that the book value of all of the outstanding Equity Interests of such Subsidiary determined at the time of the disposition thereof, in good faith by the Company.

“Dollars” or “$” means lawful money of the United States of America.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“ERISA Event” means (a) a reportable event (under Section 4043 of ERISA and the regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiary” means each Subsidiary listed on Schedule 10.8. The Excluded Subsidiaries are not required to execute a Note Guarantee with respect to the Notes, except to the extent that any such Excluded Subsidiary becomes an Additional Subsidiary Guarantor.

Schedule B-6

“Existing Credit Agreement” means that certain Credit Agreement, dated as of April 15, 2009, by and among the Company, each of the guarantors from time to time party thereto, each of the lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Facility” is defined in Section 2.2(a).

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Financing Documents” means this Agreement, the Note Guarantees, the Intercompany Subordination Agreement, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith, as the same may be amended, modified or supplemented from time to time in accordance herewith or therewith, and “Financing Document” shall mean any of the Financing Documents.

“Fixed Charges” means for any period of determination, the sum of (a) Interest Charges for such period, plus (b) Lease Rentals for such period.

“Fixed Charges Coverage Ratio” means, for any date of determination, the ratio of (a) Consolidated Income Available for Fixed Charges to (b) Fixed Charges.

“GAAP” means either (a) generally accepted accounting principles as in effect from time to time in the United States of America; or (b) at the election of the Company effective as of the end of any applicable fiscal quarter upon written notice to Prudential and the holders of the Notes, IFRS; provided that the Company may only make one such election during the term of this Agreement.

“GM Acquisition” means (a) the purchase by Newco of all or substantially all of the assets of General Monitors, Inc., a Nevada corporation, pursuant to that certain Asset Purchase Agreement, dated September 7, 2010, by and among the Company, Newco, General Monitors, Inc., a Nevada corporation, the Stockholders (as defined therein) and Joseph A. Sperske (as the Sellers’ Representative); (b) the purchase by the Company of all or substantially all of the equity interests in GMT pursuant to that certain Equity Purchase Agreement, dated September 7, 2010, by and among the Company, GMT, the GMT Members (as defined therein) and Joseph A. Sperske (as the GMT Members’ Representative); and (c) the purchase by Mine Safety Fifty Ireland Limited, a company incorporated under the laws of Ireland, of all or substantially all of the equity interests in General Monitors Ireland Ltd., a company incorporated under the laws of Ireland, pursuant to that certain Share Purchase Agreement, dated September 7, 2010, by and among, the Company, Mine Safety Fifty Ireland Limited, a company incorporated under the laws of Ireland, General Monitors Ireland Ltd., a company incorporated under the laws of Ireland, Raybeam Limited, a company incorporated under the laws of Ireland, the Edwards QSST Trust I, the Edwards QSST Trust II, the Edwards QSST Trust III, Denis Connolly, an individual and Cecil Lenihan, an individual.

Schedule B-7

“GMT” means General Monitors Transnational, LLC, a Nevada limited liability company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means separately, and “Guarantors” shall mean collectively, GMT, Newco and each other Person which executes and delivers a Note Guarantee pursuant to Section 4.16, Section 9.10 or otherwise on or after the date hereof.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

Schedule B-8

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5.0% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intellectual Property” is defined in Section 5.10.

Schedule B-9

“Intercompany Subordination Agreement” shall mean that certain Intercompany Subordination Agreement among the Obligors in favor of the holders of the Notes substantially the form attached as Exhibit 10.1(d) hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Charges” means, for any period of determination, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Obligor or any Subsidiary thereof in order to provide protection to, or minimize the impact upon, the Company, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“IRS” means the Internal Revenue Service.

“Issuance Fee” is defined in Section 2.2(g)(ii).

“Issuance Period” is defined in Section 2.2(b).

“Joint Venture” means a corporation, partnership, limited liability company or other entity (excluding any Subsidiary) in which any Person other than the Obligors and their respective Subsidiaries holds, directly or indirectly, an Equity Interest.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Governmental Authority.

“Lease Rentals” means, for any period of determination, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any of its Subsidiaries as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is provided by any Bank Lender or its Affiliate and with respect to which the Administrative Agent

Schedule B-10

(as defined under the Bank Credit Agreement) confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

“Leverage Ratio” means, as of the end of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Company and its Subsidiaries on such date to (b) Consolidated EBITDA (i) for the period equal to the four (4) consecutive fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the period equal to the four (4) consecutive fiscal quarters most recently ended if such date is not a fiscal quarter end.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, hypothecation, assignment, deposit arrangement, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or the Notes, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Obligors taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Obligors taken as a whole to duly and punctually pay or perform any of their obligations under, and in respect of, this Agreement and the Notes, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Purchasers or holders of the Notes, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or the Notes.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“New York Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York are required or authorized to be closed.

“Newco” means Fifty Acquisition Corp., a Nevada corporation.

“Newco Name Change” means the change of Newco’s name from “Fifty Acquisition Corp.” to “General Monitors, Inc.” (or a name substantially similar thereto, provided that the Company gives written notice of such substantially similar name to the holders of the Notes prior to the date of such name change) pursuant to the Newco Name Change Certificate.

Schedule B-11

“Newco Name Change Certificate” means the Certificate of Amendment to Newco’s certificate or articles of incorporation giving effect to the Newco Name Change.

“Note Guarantee” means a guarantee agreement substantially in the form attached hereto as Exhibit 9.10, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Notes” is defined in Section 1.2.

“Obligors” means collectively the Company and the Guarantors and “Obligor” shall mean the Company or any Guarantor.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Optional Subsidiary Guarantee” is defined in Section 9.10(b).

“Optional Subsidiary Guarantor” is defined in Section 9.10(b).

“Other Lender Provided Financial Service Product” means agreements or other arrangements under which any Bank Lender or Affiliate of a Bank Lender provides any of the following products or services to any of the Obligors: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Permitted Acquisition” is defined in Section 10.5.

“Permitted Investment” means

(i) any investment, loan or advance existing on the date of this Agreement and described on Schedule 10.4;

(ii) investments in cash equivalent short-term investments denominated in a foreign currency maturing no later than 365 days from the date of acquisition, provided that the aggregate dollar amount of all such investments shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) at any time;

Schedule B-12

(iii) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(iv) commercial paper maturing in 270 days or less rated not lower than A-1, by Standard & Poor’s on the date of acquisition;

(v) investments in certificates of deposit maturing no later than 365 days from the date of acquisition and issued by a bank or trust company that has combined capital, surplus and undivided profits of over Five Hundred Million and 00/100 Dollars ($500,000,000.00), provided, however, that unless such bank or trust company issuing such certificate of deposit (i) is organized under the laws of the United States or any of its states, or (ii) has (or the bank holding company owning all of the capital stock of such bank or trust company has) outstanding long-term unsecured debt obligations which have been given one of the two highest ratings by Standard & Poor’s, the aggregate dollar amount of all such certificates of deposit issued by such bank or trust company (or any group of related banks or trust companies) and outstanding at such time shall not exceed Two Million and 00/100 Dollars ($2,000,000.00); and

(vi) investments in mutual funds that invest only in either (A) money market securities or (B) whose investments are limited to those types of investments described in clauses (i)-(iii) above.

“Permitted Liens” means:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Liens consisting of bankers’ Liens encumbering deposit accounts (including, without limitation, rights of setoff);

(v) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, provided that the aggregate amount secured by appeal bonds together with the Liens referred to in clause (x)(4) below shall not at any time exceed five percent (5.0%) of Consolidated Total Assets;

Schedule B-13

(vi) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vii) Liens on property leased by any Obligor or Subsidiary of an Obligor under Capital Leases and operating leases securing obligations of such Obligor or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 10.2, provided that the principal amount secured thereby is not hereafter increased and no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests, provided that (A) any such Lien shall extend solely to the item or items of such property (or improvements thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon), (B) the aggregate value of the assets subject to such Purchase Money Security Interest securing such Indebtedness shall not exceed an amount equal to the lesser of (x) the cost of such property (or improvement thereon) and (y) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 10.2) and (C) any such Lien shall be created contemporaneously with, or within 180 days after the acquisition or construction of such property;

(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in any case they do not, in the aggregate, materially impair the ability of any Obligor to perform its obligations under this Agreement or the Notes:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Obligor maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 11(h) that the aggregate amount secured by all such Liens together with the Liens referred to in clause (v) above shall not at any time exceed five percent (5.0%) of Consolidated Total Assets; and

Schedule B-14

(xi) Liens not otherwise described by the foregoing clauses in this definition on assets of the Obligors securing Indebtedness, provided that the value of the assets subject to such Liens securing such Indebtedness shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudential” is defined in the addressee line to this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“PTE” is defined in Section 6.2.

“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to any Obligor or Subsidiary of an Obligor or deferred payments by such Obligor or Subsidiary for the purchase of such tangible personal property.

“Purchaser” is defined in the addressee line to this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Quotation” shall have the meaning provided in paragraph 2.2(d).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Request for Purchase” is defined in Section 2.2(c).

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Closing Day” is defined in Section 3.3.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

Schedule B-15

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in Section 1.2.

“Series A Closing” is defined in Section 3.1.

“Series A Closing Day” is defined in Section 3.1.

“Series A Note” is defined in Section 1.1.

“Series A Purchaser” is defined in the addressee line to this Agreement.

“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.

“Shelf Notes” is defined in Section 1.2.

“Solvency” means with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statements” is defined in Section 5.6(a).

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than fifty percent (50%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

Schedule B-16

“Subsidiary Equity Interests” is defined in Section 5.2.

“Subsidiary Restructuring” means (i) the non-cash transfer of the ownership interests held by GMT or any other Subsidiary of the Company in Gassonic AS, General Monitors Pacifica Pte Ltd., Wuxi General Monitors Co Ltd and/or General Monitors (HK) Co Ltd., and (ii) the non-cash transfer of the ownership interests held by General Monitors, LLC or any other Subsidiary of the Company in General Monitors Systems Asia Pte Ltd., in each case, to any other Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Transfer” means with respect to the Company or any Subsidiary of the Company, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Equity Interests.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-17